UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 3, 2008

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard, Youngsville, North Carolina 27596

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 556-7235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01	Other Events

Apax Europe IV GP Co. Ltd. (“Apax”), the beneficial owner of approximately 54.3% of the outstanding shares of common stock of Xerium Technologies, Inc. (the “Company”) as of June 16, 2008, has discussed with the Company changes to the composition of the Company’s Board of Directors. At Apax’s request, the Company has proposed a nominee for addition to the Board of Directors, whose name will appear in the Company’s proxy statement as a nominee for election at the 2008 Annual Meeting of Stockholders. If elected, this nominee will fill a vacancy in the Board that was created on July 3, 2008 when the Board resolved to increase the size of the Board from seven directors to eight. In addition, while all current non-management directors of the Company who are not affiliated with Apax, namely Donald Aiken, Edward Paquette, John Saunders and John Thompson, are expected to stand for election at the Company’s 2008 Annual Meeting of Stockholders, if elected, they are expected be replaced at an undetermined time following the 2008 Annual Meeting of Stockholders. The current Board of Directors has made significant achievements in shepherding the Company through an initial public offering and its initial years as a public company, hiring a new chief executive officer, realigning the Company’s strategy and refinancing its debt. However, at this time and in line with Apax’s corporate governance policy, it is appropriate to build a new Board to oversee the execution of the new strategy under the Company’s new leadership. As additional suitable candidates for the Company’s Board are identified, incumbent non-management members of the Board not affiliated with Apax are expected to retire and the resulting vacancies are expected to be filled with such candidates, but no such agreements or arrangements have been reached as of the date of this report. The Company considers itself to be a “Controlled Company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), which means, among other things, that the NYSE Rules do not require the Company to maintain a majority of independent directors. No changes in the Board are expected to occur until after the 2008 Annual Meeting of Stockholders.

On July 3, 2008 the Board of Directors of the Company approved a restricted stock unit award under the Company’s 2005 Equity Incentive Plan to each non-management director. This approval provides that each non-management director, Donald Aiken, Edward Paquette, Michael Phillips, John Saunders and John Thompson, will receive a restricted stock unit award in respect of 9,764 shares of common stock of the Company. Upon the termination of the director’s service on the Company’s board such director will receive the number of shares of common stock that equals the number of restricted stock units subject to the award (including units earned in respect of dividends, if any). The form of Restricted Stock Units Agreement was filed as Exhibit 10.11 to the Company Registration Statement on Form S-1/A filed on May 3, 2005, Registration Number 333-114703. In addition, upon retirement from the Board, it is anticipated that incumbent non-management directors who are not affiliated with Apax will receive a pro-rated portion of the annual grant of restricted stock units based on the period from June 2008 to such director’s date of retirement.

On July 3, 2008, the Board approved entering into an indemnification agreement with each of its non-management directors who are not affiliated with Apax: Donald Aiken, Edward Paquette, John Saunders and John Thompson. Under the indemnification agreement, the Company agrees to indemnify and hold harmless and advance expenses to the director in respect of acts or omissions that occur prior to the time he ceases to be a director, to the extent provided in the Company’s Amended and Restated Certificate of Incorporation as of the date of the agreement. The agreement also requires the Company to maintain directors’ and officers’ liability insurance for six years after the director’s departure covering acts or omissions prior to his departure on terms no less favorable, with respect to coverage and amount, than under the current policy as of the date of the agreement. This obligation is conditioned on the director’s execution of a release in favor of the Company when he departs from the Board. The agreement also provides for the Company to be subrogated to the director’s right of recovery against any third person to the extent of any payment the Company makes to the director under the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2008	XERIUM TECHNOLOGIES, INC.

	By:	/s/ Michael P. O’Donnell
	Name:	Michael P. O’Donnell
	Title:	Chief Financial Officer